Exhibit 99.1

Press Release

Contact:	Sandy Rowland
203.328.3500 sandy.rowland@harman.com

HARMAN Reports Fourth Quarter Fiscal Year 2013 Results

•	Fourth quarter net sales up 8% to $1.182 billion; non-GAAP operating income of $87 million and EPS of $0.91

•	Doubles dividend and increases buyback authorization by $200 million

•	Infotainment and Lifestyle Divisions win industry innovation awards

•	Completes restructuring of 500 FTEs in high cost countries; ~$35M savings in FY14 and beyond

•	Additional 430 FTEs reduced with divestment of a German manufacturing operation

STAMFORD, CT, August 6, 2013 – Harman International Industries, Incorporated, the leading global infotainment and audio group (NYSE: HAR), today announced results for the fourth quarter and full year ended June 30, 2013. Net sales for the fourth quarter were $1.182 billion, an increase of eight percent compared to the same period last year, as all three of the Company’s divisions reported sales increases. Net sales increased due to the expansion of recent platform launches in the Infotainment division, growth in home and multimedia products in the Lifestyle Division, and the expansion of the Professional Division’s product portfolio into lighting and stronger professional audio sales.

Excluding restructuring and non-recurring charges, fourth quarter non-GAAP operating income was $87 million, compared to $70 million in the same period last year. On the same non-GAAP basis, earnings per diluted share were $0.91 for the quarter compared to $0.67 in the same period last year. The Company recorded restructuring and non-recurring charges of $72 million in the quarter, primarily related to the divestiture of a manufacturing operation in Germany and accrual for potential NAFTA customs duties related to prior years. This was partially offset by the release of contingent consideration related to the acquisition of MWM Acoustics. On a GAAP basis, fourth quarter operating income was $16 million, compared to $71 million in the same period last year, and earnings per diluted share were $0.08 for the quarter compared to $0.69 in the same period last year.

The Company will hold an Investor Day in New York City on Thursday, August 8, 2013 and will provide financial guidance for fiscal 2014, as well as a longer term outlook.

Dinesh C. Paliwal, the Company’s Chairman, President and CEO, said, “I am pleased that all three of our divisions reported top line growth in the quarter, which resulted in stronger bottom line performance. We had a phenomenal year for innovation, adding nearly 500 patents and patents pending bringing our intellectual property portfolio to nearly 5,000. At the same time, we continued to take actions to lower the cost base to improve both our short and long term profitability. Positive momentum in all three of our divisions, combined with a more competitive cost structure and world class innovation, positions us well as we begin fiscal 2014.”

FY 2013 Key Figures – Total Company	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	12M FY13	12M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,182	1,091	8%	8%	4,298	4,364	(2%)	1%
Gross profit	285	298	(5%)	(5%)	1,104	1,184	(7%)	(5%)
Percent of net sales	24.1%	27.4%			25.7%	27.1%
SG&A & Other	269	228	18%	18%	903	884	2%	4%
Operating income	16	71	(78%)	(79%)	201	300	(33%)	(31%)
Percent of net sales	1.3%	6.5%			4.7%	6.9%
Net Income	5	49	(89%)	(89%)	142	330	(57%)	(56%)
Diluted earnings per share	0.08	0.69	(89%)	(89%)	2.04	4.57	(55%)	(55%)
Restructuring-related costs and other non-GAAP items	72	(1)			88	9
Non-GAAP
Gross profit(1)	316	299	6%	5%	1,140	1,188	(4%)	(2%)
Percent of net sales(1)	26.7%	27.4%			26.5%	27.2%
SG&A & Other(1)	228	229	(1%)	(1%)	850	878	(3%)	(1%)
Operating income(1)	87	70	25%	23%	290	310	(6%)	(4%)
Percent of net sales(1)	7.4%	6.4%			6.7%	7.1%
Net Income(1)	63	48	32%	29%	214	211	2%	4%
Diluted earnings per share(1)	0.91	0.67	35%	33%	3.07	2.93	5%	8%
Shares outstanding – diluted (in millions)	70	72			70	72

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

Non-GAAP gross margin for the fourth quarter of fiscal 2013 decreased 70 basis points to 26.7 percent. The decline was primarily due to product mix.

SG&A expense decreased as a percentage of net sales on a non-GAAP basis in the fourth quarter of fiscal 2013 by 170 basis points to 19.3 percent. This change was primarily related to improved operating leverage on higher sales.

Investor Call Today, August 6, 2013

At 11:00 a.m. EDT today, HARMAN’s management will host an analyst and investor conference call to discuss the fourth quarter and full year results. Those who want to participate via audio in the earnings conference call should dial 1 (800) 748 2715 (U.S.) or +1 (212) 231 2919 (International) ten minutes before the call and reference HARMAN, Access Code: 21662277.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal 2013 fourth quarter earnings release and supporting materials will be posted on the site at approximately 8:00 a.m. EDT, Tuesday, August 6, 2013.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through November 6, 2013 at 1:00 p.m. EST. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21662277. If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

General Information

HARMAN designs, manufactures, and markets a wide range of infotainment and audio solutions for the automotive, consumer, and professional markets. It is a recognized world leader across its customer segments with premium brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, and Mark Levinson® and leading-edge connectivity, safety and audio technologies. The company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of 14,000 people across the Americas, Europe, and Asia and reported sales of $4.3 billion for the fiscal year ended June 30, 2013. The company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR. Please visit www.harman.com for more information.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. The Company bases these statements on particular assumptions that it has made in light of its industry experience, as well as its perception of historical trends, current market conditions, current economic data, expected future developments and other factors that the Company believes are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) the Company’s ability to maintain profitability in its infotainment division if there are delays in its product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) the Company’s ability to successfully implement its global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of its manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of the Company’s suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) the Company’s ability to maintain a competitive technological advantage through innovation and leading product designs; (8) the Company’s failure to maintain the value of its brands and implementing a sufficient brand protection program; and (9) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement except as required by law.

This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company reports its awarded business primarily based on written award letters. The Company calculates its awarded business using various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated on an annual basis. The Company updates the estimates quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

HAR-E

APPENDIX

Infotainment Division

FY 2013 Key Figures – Infotainment	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	12M FY13	12M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	614	588	4%	3%	2,283	2,402	(5%)	(2%)
Gross profit	131	136	(4%)	(5%)	482	557	(14%)	(11%)
Percent of net sales	21.3%	23.1%			21.1%	23.2%
SG&A & Other	136	96	42%	41%	391	377	4%	7%
Operating income	(5)	40	(113%)	(113%)	91	181	(50%)	(49%)
Percent of net sales	(0.9%)	6.8%			4.0%	7.5%
Restructuring-related costs and other non-GAAP items	49	(1)			60	1
Non-GAAP
Gross profit(1)	132	137	(3%)	(5%)	483	561	(14%)	(12%)
Percent of net sales(1)	21.5%	23.2%			21.2%	23.4%
SG&A & Other(1)	88	98	(10%)	(11%)	332	380	(12%)	(10%)
Operating income(1)	44	39	14%	9%	151	182	(17%)	(15%)
Percent of net sales(1)	7.2%	6.6%			6.6%	7.6%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the fourth quarter of fiscal 2013 were $614 million, an increase of four percent compared to the prior year due to increased volumes from the Company’s recent platform launches that continue to gain traction and expand across car lines.

Gross margin on a non-GAAP basis in the fourth quarter of fiscal 2013 decreased 170 basis points to 21.5 percent primarily due to lower operating leverage as a result of lower production volumes in Europe and higher warranty costs. SG&A spending decreased 220 basis points to 14.4 percent of net sales primarily due to high profit engineering change orders and recovery of project engineering costs.

Infotainment Division Highlights

HARMAN continues to be the global driving force for innovation in embedded infotainment systems. During the quarter, the Company’s best in class approach was acknowledged by Frost & Sullivan, the global research and consulting firm. Frost & Sullivan named HARMAN as a Best Practices Honoree and awarded the Company with its 2013 Award for Global Industry Leadership for In-Vehicle Infotainment.

The Company continues to gain traction with five new Start of Production (SOP) programs launched this year with BMW, Mercedes, Chrysler/Fiat, Volkswagen, and Harley Davidson. Volumes on the recently-launched platforms are increasing and the platforms are expanding across car lines.

During its Investor Day presentations, the Company will provide an analysis of its infotainment backlog and newly awarded business.

In addition to the five new SOPs, highlights during fiscal 2013 for the Infotainment Division included the continued expansion beyond the center console into advanced safety technologies. During the fiscal year, the Company demonstrated a series of advanced safety features such as heads-up displays, augmented navigation, and gesture controls at events such as CES and the Geneva Motor Show; introduced an Android-based infotainment platform; acquired driver safety technology company iOnRoad Technologies Ltd.; and established a software engineering center in Vernon Hills, Illinois. HARMAN also showcased the integration of Apple’s Siri intelligent voice concierge in the latest Ferrari FF model. HARMAN’s cloud-based Aha Radio solution gained traction during the year, with ten leading automakers from Asia, Europe and North America offering the embedded service in their vehicles by the end of 2013. The Company also announced the creation of HARMAN Infotainment Services that is expected to leverage the installed base of over 20 million HARMAN infotainment equipped vehicles on the road today to create a fast growing, recurring revenue stream with high margins.

Lifestyle Division

FY 2013 Key Figures – Lifestyle	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	12M FY13	12M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	348	330	5%	5%	1,338	1,331	1%	2%
Gross profit	76	102	(25%)	(25%)	371	393	(6%)	(4%)
Percent of net sales	21.9%	31.0%			27.7%	29.6%
SG&A & Other	49	60	(18%)	(18%)	234	242	(3%)	(1%)
Operating income	27	42	(36%)	(36%)	137	151	(9%)	(8%)
Percent of net sales	7.7%	12.8%			10.3%	11.4%
Restructuring-related costs and other non-GAAP items	15	(1)			19	0
Non-GAAP
Gross profit(1)	99	102	(3%)	(3%)	396	393	1%	3%
Percent of net sales(1)	28.5%	31.0%			29.6%	29.5%
SG&A & Other(1)	57	60	(5%)	(5%)	239	241	(1%)	1%
Operating income(1)	42	42	0%	1%	157	152	3%	5%
Percent of net sales(1)	12.1%	12.7%			11.7%	11.4%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the fourth quarter of fiscal 2013 were $348 million, an increase of five percent compared to the prior year. Revenues increased due to strong sales growth in the Company’s home and multimedia product lines partially off-set by weakness in the car audio business.

Gross margin on a non-GAAP basis in the fourth quarter of fiscal 2013 decreased by 250 basis points compared to the prior year to 28.5 percent primarily due to lower operating leverage in car audio as a result of lower volumes. SG&A expense as a percentage of sales in the fourth quarter of fiscal 2013 decreased by 180 basis points due to improved operating leverage and strong cost management.

Lifestyle Division Highlights

During the quarter, the Company received a new award from Volvo for branded audio solutions across several car lines globally. The Company also secured new business with Chrysler for HARMAN’s HALOsonic sound management solutions.

During its Investor Day presentations, the Company will provide an analysis of its car audio backlog and newly awarded business.

The Company continues to have strong momentum with its home and multimedia products. The Company’s products were recognized this year with seventeen Red Dot Design Awards in Germany. More than 50 companies entered this year’s international competition, which judges best products among their peers. HARMAN’s Lifestyle products have earned 39 awards from Red Dot, CES, and other prestigious organizations in the past seven months. In addition, the Company’s JBL Flip continues to be the number one selling product in its category in the United States.

In fiscal 2013, the Lifestyle Division grew its car audio backlog to record levels as automakers in all major markets continued to acknowledge the Company’s technological leadership, strong brand portfolio, and best-in-class global footprint. The Company secured new audio awards from existing customers including BAIC, BMW, Ferrari, Fiat, Geely, Hyundai, Kia, Lexus, Mercedes, Mini, Subaru, and Toyota, and won new customers such as Maserati, Ford, Volvo, and JAC of China. Furthering its reputation for audio leadership, HARMAN innovations such as QuantumLogic Surround 3D® digital signal processing and HALOsonic noise cancellation and engine sound generation solutions were also chosen by automakers during the year for new vehicle programs. Within the home and multimedia business unit, HARMAN achieved strong growth and gained market share with innovative new products. During the Apple iPhone5 launch, HARMAN was the first to ship JBL docking stations featuring new 8-pin Lightning connectors. The Company also collaborated with Nokia to launch JBL PowerUp, the first co-branded wireless charging/docking speakers for the Nokia Windows 8 smartphones.

Professional Division

FY 2013 Key Figures – Professional	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	12M FY13	12M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	220	172	28%	29%	673	631	7%	8%
Gross profit	77	60	29%	30%	250	232	8%	9%
Percent of net sales	35.2%	34.9%			37.1%	36.8%
SG&A & Other	52	38	38%	39%	164	159	3%	4%
Operating income	26	22	14%	15%	86	73	18%	19%
Percent of net sales	11.6%	13.0%			12.8%	11.6%
Restructuring-related costs and other non-GAAP items	8	1			9	9
Non-GAAP
Gross profit(1)	84	60	40%	40%	259	232	11%	13%
Percent of net sales(1)	38.1%	34.9%			38.5%	36.8%
SG&A & Other(1)	51	37	37%	37%	164	150	9%	10%
Operating income(1)	33	23	44%	45%	95	82	16%	17%
Percent of net sales(1)	15.1%	13.4%			14.1%	13.0%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the fourth quarter of fiscal 2013 were $220 million, an increase of 28 percent compared to the prior year due to the expansion of the Company’s product portfolio into lighting as a result of the acquisition of Martin Professional A/S and stronger demand for the Company’s audio products in emerging markets.

Gross margin on a non-GAAP basis in the fourth quarter of fiscal 2013 increased 320 basis points due to higher margin new product introductions and productivity initiatives. SG&A expense on a non-GAAP basis in the fourth quarter of fiscal 2013 increased 140 basis points to 23.0 percent due to integration costs related to the acquisition of Martin Professional and higher structural SG&A in the acquired lighting product line.

Professional Division Highlights

HARMAN maintained its sector leadership and increased its penetration in the install and touring markets during the quarter.

In the developed markets, the Company’s professional solutions were again featured at high profile events including the Tony Awards ceremony and the Rock ‘N’ Roll Hall of Fame Awards ceremony. Paul McCartney, the Rolling Stones, and Brad Paisley are also using the Company’s solutions on their tours. HARMAN won the business to outfit Madison Square Garden Theater, Pepsi Stadium in Denver, and Levi’s Stadium, the new home of the San Francisco 49ers. In addition, HARMAN was awarded contracts with Amtrak and MGM Hotels Worldwide for the IDX integrated audio and visual information delivery system.

The Company’s focus on the emerging markets continues to yield results. The Company has been awarded two additional FIFA World Cup Stadiums bringing the HARMAN total to eight new stadiums in Brazil. The two new stadiums will be fitted with a full suite of the Company’s leading audio products and IDX solution.

In fiscal 2013, the Company’s professional solutions were featured at several high profile events including the United States presidential inauguration, the Super Bowl, musical award performances such as the Grammy, Oscar and Tony Awards; and the Sandy Relief benefit concert at Madison Square Garden. Throughout the year, HARMAN professional audio systems were deployed in new sporting venues, houses of worship, performance halls, and cinemas around the world. The Company expanded its professional product line to the lighting and visual effects market with the acquisition of Martin Professional. HARMAN’s IDX system also saw rapid growth as it was chosen to service airports and transit facilities in Brazil, Canada, China, Colombia, India, and the United States. In China, HARMAN introduced a premium loudspeaker series for the fast-growing $500 million Karaoke Television (KTV) market.

Other (Corporate)

FY 2013 Key Figures – Other	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	12M FY13	12M FY12	Including Currency Changes	Excluding Currency Changes[1]
SG&A & Other	32	34	(6%)	(6%)	114	106	7%	7%
Restructuring-related costs and other non-GAAP items	0	0			0	(1)
Non-GAAP[1]
SG&A & Other	32	34	(6%)	(6%)	114	106	7%	7%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Other (Corporate) SG&A expense includes compensation, benefit and occupancy costs for corporate employees, new technology innovation, and expenses associated with the Company’s brand identity campaign.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Net sales	$1,182,235	$1,090,771	$4,297,842	$4,364,078
Cost of sales	897,350	792,436	3,193,722	3,179,932
Gross profit	284,885	298,335	1,104,120	1,184,146
Selling, general and administrative expenses	269,369	227,519	902,869	884,200
Sale of Intellectual Property	0	1	0	(300)
Operating income	15,516	70,815	201,251	300,246
Other expenses:
Interest expense, net	1,572	5,397	12,868	20,126
Foreign exchange (gains) losses, net	2,819	1,446	2,313	13,152
Miscellaneous, net	8,017	1,575	11,800	5,815
Income from operations before taxes	3,108	62,397	174,270	261,153
Income tax expense (benefit), net	(2,477)	13,134	31,729	(68,388)
Equity in loss of unconsolidated subsidiaries	95	0	134	0
Net income	$5,490	$49,263	$142,407	$329,541

Earnings per share:
Basic	$0.08	$0.69	$2.06	$4.62
Diluted	$0.08	$0.69	$2.04	$4.57
Weighted average shares outstanding:
Basic	69,164	71,054	68,990	71,297
Diluted	69,965	71,878	69,736	72,083

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	June 30, 2013	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$454,258	$617,356
Short-term investments	10,008	203,014
Receivables, net	722,711	582,835
Inventories	549,831	427,597
Other current assets	352,244	285,443
Total current assets	2,089,052	2,116,245
Property, plant and equipment	425,182	430,234
Goodwill	234,342	180,811
Deferred tax assets, long term	260,749	308,768
Other assets	226,360	133,406
Total assets	$3,235,685	$3,169,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$30,000	$395,409
Short-term debt	4,930	227
Accounts payable	498,055	505,694
Accrued liabilities	402,704	368,002
Accrued warranties	128,411	97,289
Income taxes payable	13,414	15,279
Total current liabilities	1,077,514	1,381,900
Long-term debt	255,043	0
Pension liability	167,687	168,099
Other non-current liabilities	90,570	89,854
Total liabilities	1,590,814	1,639,853
Total equity	1,644,871	$1,529,611
Total liabilities and equity	$3,235,685	$3,169,464

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$1,182,235	$0	$1,182,235
Cost of sales	897,350	(30,749)[a]	866,601
Gross profit	284,885	30,749	315,634
Selling, general and administrative expenses	269,369	(41,211)[b]	228,158
Sale of Intellectual Property	0	0	0
Operating income	15,516	71,960	87,476
Other expenses:
Interest expense, net	1,572	0	1,572
Foreign exchange losses, net	2,819	0	2,819
Miscellaneous, net	8,017	(5,993)[d]	2,024
Income from operations before taxes	3,108	77,953	81,061
Income tax expense	(2,477)	20,020 [c]	17,543
Equity in loss of unconsolidated subsidiaries	95	0	95
Net income	$5,490	$57,933	$63,423

Earnings per share:
Basic	$0.08	$0.84	$0.92
Diluted	$0.08	$0.83	$0.91
Weighted average shares outstanding:
Basic	69,164		69,164
Diluted	69,965		69,965

a)	Restructuring expense in Cost of Sales was $3.2 million for projects to increase manufacturing productivity and a non-recurring expense of $27.5 million related to potential NAFTA customs duties from prior years.
b)	Restructuring expense in SG&A was $50.8 million primarily due to the divestment of a German manufacturing operation and projects to increase productivity in engineering and administrative functions; other non-recurring income in SG&A was $9.6 million due to the reduction of a contingent consideration accrual for MWM Acoustics, LLC and certain related entities.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the statutory tax rate within that specific country.
d)	Non-recurring expense in miscellaneous, net includes a loss on available for sale securities.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Twelve Months Ended June 30, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$4,297,842	$0	$4,297,842
Cost of sales	3,193,722	(35,404)[a]	3,158,318
Gross profit	1,104,120	35,404	1,139,524
Selling, general and administrative expenses	902,869	(53,083)[b]	849,786
Sale of Intellectual Property	0	0	0
Operating income	201,251	88,487	289,738
Other expenses:
Interest expense, net	12,868	(1,129)	11,739
Foreign exchange losses, net	2,313	0	2,313
Miscellaneous, net	11,800	(6,019)	5,781
Income from operations before taxes	174,270	95,635	269,905
Income tax expense	31,729	23,632 [c]	55,361
Equity in loss of unconsolidated subsidiaries	134	0	134
Net income	$142,407	$72,003	$214,410

Earnings per share:
Basic	$2.06	$1.04	$3.11
Diluted	$2.04	$1.03	$3.07
Weighted average shares outstanding:
Basic	68,990		68,990
Diluted	69,736		69,736

a)	Restructuring expense in Cost of Sales was $7.9 million due to projects to increase productivity in manufacturing; other non- recurring expense included in Cost of Sales was $27.5 million for potential NAFTA customs duties from prior years.
b)	Restructuring expense in SG&A was $75.2 million primarily due to the divestment of a German manufacturing operation and projects to increase productivity in engineering and administrative functions; other non-recurring income in SG&A was 22.1 million due to reduction of a contingent consideration accrual for MWM Acoustics.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$1,090,771	$0	$1,090,771
Cost of sales	792,436	(820)[a]	791,616
Gross profit	298,335	820	299,155
Selling, general and administrative expenses	227,519	1,842 [b]	229,361
Sale of Intellectual Property	1	0	1
Operating income	70,815	(1,022)	69,793
Other expenses:
Interest expense, net	5,397	0	5,397
Foreign exchange losses, net	1,446	249	1,695
Miscellaneous, net	1,575	0	1,575
Income from operations before taxes	62,397	(1,271)	61,126
Income tax expense	13,134	(196)[c]	12,938
Net income	$49,263	$(1,075)	$48,188

Earnings per share:
Basic	$0.69	$(0.01)	$0.68
Diluted	$0.69	$(0.02)	$0.67
Weighted average shares outstanding:
Basic	71,054		71,054
Diluted	71,878		71,878

(a)	Restructuring expense in Cost of Sales was $0.8 million due to projects to increase productivity in manufacturing.
(b)	Restructuring credit in SG&A was $1.8 million due to the reversal of accruals formed in a prior period.
(c)	The tax benefits are calculated by multiplying the actual non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Twelve Months Ended June 30, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$4,364,078	$0	$4,364,078
Cost of sales	3,179,932	(3,411)[a]	3,176,521
Gross profit	1,184,146	3,411	1,187,557
Selling, general and administrative expenses	884,200	(5,987)[b]	878,213
Sale of Intellectual Property	(300)	0	(300)
Operating income	300,246	9,398	309,644
Other expenses:
Interest expense, net	20,126	0	20,126
Foreign exchange losses, net	13,152	249	13,401
Miscellaneous, net	5,815	0	5,815
Income from operations before taxes	261,153	9,149	270,302
Income tax expense	(68,388)	127,450 [c]	59,062
Net income	$329,541	$(118,301)	$211,240

Earnings per share:
Basic	$4.62	$(1.66)	$2.96
Diluted	$4.57	$(1.64)	$2.93
Weighted average shares outstanding:
Basic	71,297		71,297
Diluted	72,083		72,083

(a)	Restructuring expense in Cost of Sales was $3.4 million due to projects to increase productivity in manufacturing.
(b)	Restructuring expense in SG&A was $6.0 million due to projects to increase productivity in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended June 30,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$1,182,235	$1,090,771	8%
Effect of foreign currency translation(1)		7,894

Net sales – local currency	1,182,235	1,098,665	8%

Gross profit – nominal currency	284,885	298,335	(5%)
Effect of foreign currency translation(1)		1,936

Gross profit – local currency	284,885	300,271	(5%)

SG&A & Other – nominal currency	269,369	227,520	18%
Effect of foreign currency translation(1)		576

SG&A & Other – local currency	269,369	228,096	18%

Operating income – nominal currency	15,516	70,815	(78)%
Effect of foreign currency translation(1)		1,360

Operating income – local currency	15,516	72,175	(79)%

Net income – nominal currency	5,490	49,263	(89)%
Effect of foreign currency translation(1)		1,113
Net income – local currency	5,490	50,376	(89)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. HARMAN encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges	Three Months Ended
(In thousands; unaudited)	June 30,		Increase
	2013	2012	(Decrease)
Net sales – nominal currency	$1,182,235	$1,090,771	8%
Effect of foreign currency translation(1)		7,894

Net sales – local currency	1,182,235	1,098,665	8%

Gross profit – nominal currency	315,634	299,155	6%
Effect of foreign currency translation(1)		1,936

Gross profit – local currency	315,634	301,091	5%

SG&A & Other – nominal currency	228,158	229,362	(1)%
Effect of foreign currency translation(1)		734

SG&A & Other – local currency	228,158	230,096	(1)%

Operating income – nominal currency	87,476	69,793	25%
Effect of foreign currency translation(1)		1,202

Operating income – local currency	87,476	70,995	23%

Net income – nominal currency	63,423	48,188	32%
Effect of foreign currency translation(1)		954
Net income – local currency	63,423	49,142	29%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. The Company encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Twelve Months Ended June 30,		Increase (Decrease)
	2013	2012
Net sales – nominal currency	$4,297,842	$4,364,078	(2)%
Effect of foreign currency translation(1)		(92,757)

Net sales – local currency	4,297,842	4,271,321	1%

Gross profit – nominal currency	1,104,120	1,184,146	(7)%
Effect of foreign currency translation(1)		(24,620)

Gross profit – local currency	1,104,120	1,159,526	(5)%

SG&A & Other – nominal currency	902,869	883,900	2%
Effect of foreign currency translation(1)		(17,473)

SG&A & Other – local currency	902,869	866,427	4%

Operating income – nominal currency	201,251	300,246	(33)%
Effect of foreign currency translation(1)		(7,148)

Operating income – local currency	201,251	293,098	(31)%

Net income – nominal currency	142,407	329,541	(57)%
Effect of foreign currency translation(1)		(5,731)
Net income – local currency	142,407	323,810	(56)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. HARMAN encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges	Twelve Months Ended
(In thousands; unaudited)	June 30,		Increase
	2013	2012	(Decrease)
Net sales – nominal currency	$4,297,842	$4,364,078	(2)%
Effect of foreign currency translation(1)		(92,757)

Net sales – local currency	4,297,842	4,271,321	1%

Gross profit – nominal currency	1,139,524	1,187,557	(4)%
Effect of foreign currency translation(1)		(24,625)

Gross profit – local currency	1,139,524	1,162,932	(2)%

SG&A & Other – nominal currency	849,786	877,913	(3)%
Effect of foreign currency translation(1)		(17,312)

SG&A & Other – local currency	849,786	860,601	(1)%

Operating income – nominal currency	289,738	309,644	(6)%
Effect of foreign currency translation(1)		(7,313)

Operating income – local currency	289,738	302,331	(4)%

Net income – nominal currency	214,410	211,240	2%
Effect of foreign currency translation(1)		(5,897)
Net income – local currency	214,410	205,343	4%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. HARMAN encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	June 30, 2013
$ millions
Cash & cash equivalents	$454
Short-term investments	10
Available credit under Revolving Credit Facility	743

Total liquidity	$1,207